Exhibit 5.1

A&L Goodbody Solicitors International Financial Services Centre 25-28 North Wall Quay, Dublin 1 D01 H104 T +353 1 649 2000 Dx: 29 Dublin | www.algoodbody.com	Dublin Belfast London New York San Francisco Palo Alto

Date	31 July 2018

Our Ref	RML/AH 01426857

Your Ref

Nabriva Therapeutics plc

25-28 North Wall Quay

Dublin 1

Ireland

Re:                             Nabriva Therapeutics plc (the Company)

Dear Sirs

We are acting as Irish counsel to the Company, a public limited company incorporated under the laws of Ireland (registered number 599588), in connection with the issuance by the Company of up to 20,909,090 ordinary shares, par value $0.01 per share (the Shares) pursuant to (i) a registration statement on Form S-3 (File No. 333-223739) filed by the Company, on 16 March 2018, with the U.S. Securities and Exchange Commission (the SEC) under the Securities Act of 1933, as amended (the Securities Act), as amended on 9 April 2018, (the Registration Statement) and the prospectus contained therein (the Base Prospectus) for the registration of, among other things, ordinary shares, par value $0.01 per share, of the Company, which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an initial aggregate offering price not to exceed $225,000,000; (ii) the preliminary prospectus supplement dated 25 July 2018 (the Preliminary Prospectus Supplement), and (iii) the prospectus supplement, dated 26 July 2018 (the Prospectus Supplement, and together with the Base Prospectus and the Preliminary Prospectus Supplement, the Prospectus) relating to the issuance by the Company of the Shares.

Morgan Stanley & Co. LLC, Needham & Co. LLC, SunTrust Robinson Humphrey, Inc., Wedbush Securities Inc. and Northland Securities, Inc. (the Underwriters) have acted as underwriters to this proposed equity offering, as documented in an underwriting agreement between the Company and Morgan Stanley & Co. LLC (for itself and as Representative of the Underwriters) dated 26 July 2018 (the Underwriting Agreement).

In connection with this Opinion, we have examined and relied upon copies of:

•                                                   the Registration Statement;

•                                                   the Prospectus; and

•                                                   copies of such corporate records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed.

In rendering this Opinion, we have examined, and have assumed the truth and accuracy of the contents of, such documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches, as of the date hereof, in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this Opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the (continued) truth and accuracy of the information contained in such documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals,

PM Law • CE Gill • EM FitzGerald • JG Grennan • J Coman • PD White • VJ Power • LA Kennedy • SM Doggett • B McDermott • C Duffy • PV Maher • S O’Riordan • MP McKenna • KA Feeney M Sherlock • EP Conlon • E MacNeill • KP Allen • EA Roberts • C Rogers • G O’Toole • JN Kelly • N O’Sullivan • MJ Ward • AC Burke • D Widger • C Christle • S O’Croinin • JW Yarr • DR Baxter A McCarthy • JF Whelan • JB Somerville • MF Barr • AM Curran • A Roberts • M Dale • RM Moore • D Main • J Cahir • M Traynor • PM Murray • N Ryan • P Walker • K Furlong • PT Fahy • M Rasdale D Inverarity • M Coghlan • DR Francis • A Casey • B Hosty • M O’Brien • K Killalea • L Mulleady • K Ryan • E Hurley • G Stanley • D Dagostino • E Keane • C Clarkin • R Grey • R Lyons • J Sheehy • C Morrissey C McLoughlin • C Carroll • SE Carson • P Diggin • J Williams • A O’Beirne • MD Cole • G Conheady • J Dallas • SM Lynch • M McElhinney • C Owens • AD Ion • K O’Connor • JH Milne • T Casey • M Doyle CJ Comerford • R Marron • D Berkery

Consultants: SW Haughey • Professor JCW Wylie • AF Browne • MA Greene • AV Fanagan • JA O’Farrell • IB Moore

the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

We have further assumed that:

1.              none of the resolutions and authorities of the board of directors, any committee of the board of directors or shareholders of the Company upon which we have relied have been or will be varied, amended or revoked in any respect or have expired and that the Shares will be issued in accordance with such resolutions and authorities; and

2.              the absence of fraud on the part of the Company and its respective officers, employees, agents and advisers and that the Company will issue the Shares in good faith, for its legitimate and bona fide business purposes.  We have further assumed that: (i) the Company will be fully solvent at the time of and immediately following the issue of any Shares; (ii) no resolution or petition for the appointment of a liquidator or examiner will be passed or presented prior to the issue of any Shares; (iii) no receiver will have been appointed in relation to any of the assets or undertaking of the Company prior to the issue of any Shares and (iv) no composition in satisfaction of debts, scheme of arrangement, or compromise or arrangement with creditors or members (or any class of creditors or members) will be proposed, sanctioned or approved in  relation to  the Company prior to the issue of the Shares.

Subject to the foregoing and to the within additional qualifications and assumptions, we are of the opinion that the Shares, when issued in accordance with the Underwriting Agreement will be duly authorised, validly issued, fully paid and will not be subject to calls for any additional payments (non-assessable).

In rendering this Opinion we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof. This Opinion speaks only as of its date. We are not under any obligation to update this Opinion from time to time, nor to notify you of any change of law, facts or circumstances referred to or relied upon in the giving of this Opinion.

This Opinion is given solely for the benefit of the addressee of this Opinion and may not be relied upon by any other person without our prior written consent, provided, however, that it may be relied upon by persons entitled to rely on it pursuant to applicable provisions of US federal securities laws.

This Opinion is also strictly confined to the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter.

We hereby consent to the filing of this Opinion with the SEC as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on 1 August 2018 and to the use of our name therein and in the related Prospectus Supplement under the caption “Legal Matters”.

The Opinion is governed by and construed in accordance with the laws of Ireland.

Yours faithfully

/s/ A&L Goodbody

A&L Goodbody